Exhibit (a)(18)

GMO TRUST

AMENDMENT NO. 17

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, constituting at least a majority of the trustees of GMO Trust, a Massachusetts business trust created and existing under an Amended and Restated Agreement and Declaration of Trust dated September 10, 2009 (the “Declaration of Trust”), as amended from time to time, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable, appropriate and consistent with the fair and equitable treatment of all shareholders, do hereby direct that this Amendment No. 17 be filed with the Secretary of the Commonwealth of Massachusetts and do hereby amend and restate Section 4 of Article VI of the Declaration of Trust as follows:

Section 4. Redemptions at the Option of the Trust. The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as described in Section 1 of this Article VI: (i) if at such time such Shareholder owns Shares of any Series or Class having an aggregate net asset value of less than an amount determined from time to time by the Trustees; (ii) to the extent that such Shareholder owns Shares equal to or in excess of a percentage determined from time to time by the Trustees of the outstanding Shares of the Trust or of any Series or Class; (iii) as a means of satisfying legal obligations of the Trust in respect of a withholding tax and related interest, penalty and similar charges, including but not limited to obligations occasioned by the failure of a Shareholder to provide any documentation requested by the Trust or its agents.

The foregoing amendment shall become effective upon its execution by a majority of the Trustees of GMO Trust.

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 6th day of November, 2014.

/s/ Donald W. Glazer
Donald W. Glazer Trustee

/s/ Joseph B. Kittredge, Jr.
Joseph B. Kittredge, Jr. Trustee

/s/ Paul Braverman
Paul Braverman Trustee

/s/ Peter Tufano
Peter Tufano Trustee